  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1998

                                                REGISTRATION NO. 333-57437

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO.1 TO
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               CITYSEARCH, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     7375                    95-4546874
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)

    INCORPORATION OR           ----------------
      ORGANIZATION)

                               CITYSEARCH, INC.
                     790 E. COLORADO BOULEVARD, SUITE 200
                              PASADENA, CA 91101
                                (626) 405-0050
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                 CHARLES CONN
                            CHIEF EXECUTIVE OFFICER
                               CITYSEARCH, INC.
                     790 E. COLORADO BOULEVARD, SUITE 200
                              PASADENA, CA 91101
                                (626) 405-0050
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

           LARRY W. SONSINI                      GLEN R. VAN LIGTEN
           JOHN T. SHERIDAN                       CRAIG E. SHERMAN
              NAN H. KIM                          ADAM J. ROSENBERG
   WILSON SONSINI GOODRICH & ROSATI               VENTURE LAW GROUP
       PROFESSIONAL CORPORATION              A PROFESSIONAL CORPORATION
          650 PAGE MILL ROAD                     2800 SAND HILL ROAD
          PALO ALTO, CA 94304                   MENLO PARK, CA 94025
            (650) 493-9300                         (650) 854-4488

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                        PROPOSED MAXIMUM
     TITLE OF EACH                     PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
  CLASS OF SECURITIES    AMOUNT TO BE   OFFERING PRICE      OFFERING     REGISTRATION
    TO BE REGISTERED     REGISTERED(1)   PER SHARE(2)     PRICE(1)(2)        FEE
-------------------------------------------------------------------------------------
Common Stock, $.01 par
 value.................                      $            $50,000,000     $14,750(3)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1)Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) promulgated under the Securities
  Act of 1933, as amended.

(3) Previously paid in connection with the Registration Statement filed on June 22, 1998.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts, commissions and certain accountable expenses, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

   SEC Registration Fee................................................ $14,750
   NASD Filing Fee.....................................................   5,500
   Nasdaq Listing Fee..................................................
   Printing Fees and Expenses..........................................
   Legal Fees and Expenses.............................................
   Accounting Fees and Expenses........................................
   Blue Sky Fees and Expenses..........................................
   Transfer Agent and Registrar Fees...................................
   Miscellaneous.......................................................
                                                                        -------
     Total............................................................. $
                                                                        =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

  The Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

  The Registrant's Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

  The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since inception of Registrant (September 20, 1995), the Registrant has issued and sold the following unregistered securities:

    (1) From September 20, 1995 to June 1, 1998, Registrant granted options to purchase 4,614,011 shares of Common Stock pursuant to its 1996 Stock Option Plan at exercise prices ranging from $.10 to $5.50.

    (2) From September 20, 1995 to June 1, 1998, Registrant issued and sold an aggregate of 1,233,160 shares of Common Stock to its employees, directors and consultants upon exercise of stock options granted pursuant to its 1996 Stock Option Plan at exercise prices ranging from $.10 to $3.00 for an aggregate consideration of $220,990.70.

    (3) In September 1995; at Registrant formation, Registrant issued and sold 6,622,857 shares of Common Stock to William Gross for an aggregate cash consideration of $5,000 and for services provided to the Company.

    (4) In October 1995, Registrant issued and sold an aggregate of 4,233,500 shares of its Common Stock for an aggregate cash consideration of $84,670. These shares were issued to the following key founding employees: Charles Conn, III; Thomas Layton; Jeffrey Brewer; Kristen Ding; Caskey Dickson; David Holtz; Tamar Halpern; Brad Haugaard; Taylor Wescoatt; Linda Gross; Karen DeDea; Lee Husiuk and Michael Radford.

    (5) From November 1995 to December 1995, Registrant issued and sold an aggregate 1,791,173 shares of Series A Preferred Stock for an aggregate cash consideration of approximately $1.6 million. Shares of Series A Preferred Stock were issued to the following: David M. Balkin; Robert McLean; Morris Ventures; Robert W. Shaw, Jr.; Philip E. Berney; WS Investment Company 95B; William N. Melton; Stuart Cohen; Robert Kavner; Edwin C. Cohen; Peter R. Bleyleben; Steven Spielberg; Gerald Breslauer; Barry S. Volpert; Pando Associates, Ltd.; John Wylie; Jeffrey Glynn and Victoria Jo Edwards, Co-Trustees of the Edwards Family Trust of 1995; Charles R. Conn, II; Taylor Wescoatt; North American Trust Co., TTEE FBO L&W Dickson #410280.

    (6) In June 1996, Registrant issued an aggregate 157,074 shares of Series B Preferred Stock at $3.4665 per share as part consideration for the acquisition of MetroBeat, Inc. Such shares were issued to the following shareholders of MetroBeat, Inc.: Mark Davies and Joshua White.

    (7) From May 1996 to July 1996, Registrant issued and sold an aggregate 3,261,024 shares of Series C Preferred Stock for an aggregate cash consideration of approximately $11.3 million. Shares of Series C Preferred Stock were issued to the following: GS Capital Partners II, L.P; GS Capital Partners II Offshore, L.P.; Goldman, Sachs & Co. Verwaltungs GmbH; The Goldman Sachs Group, L.P.; AT&T Venture Fund I, L.P.; AT&T Venture Fund II, L.P.; Steven Spielberg; Edwin C. Cohen; Pamela C. Alexander; Barry S. Volpert; Alexander Communications, Inc.; Jeffrey G. Edwards; IRA MSTC Custodian; Morris Ventures; Byters; David White; Robert W. Shaw, Jr.; Charles R. Conn, II; The Pacific Bank, N.A., Trustee E. Keith Thomson IRA; Michael Barton; Eric Higgs; Mark Lewyn; Emily Martin; Douglas M. McPherson; Ted Meisel.

    (8) From December 1996 to October 1997, Registrant issued and sold an aggregate 4,430,313 shares of Series D Preferred Stock for an aggregate cash consideration of approximately $28.0 million and for services provided to the Company. Such shares of Series D Preferred Stock were issued to the following: GS Capital Partners II, L.P.; GS Capital Partners II Offshore, L.P.; Goldman, Sachs & Co. Verwaltungs GmbH; Stone Street Fund 1996, L.P.; Bridge Street Fund 1996, L.P.; Edwin C. Cohen; EnCompass Group, Inc.; Michael Barton; Mark Lewyn; Brian A. Goler; Emily Bloomfield; Bradley Ramberg; Lamar Rutherford; Kristen Brown; James R. McGovern; AnneMarie Weibel; Debra J. Wilkens; Francesca Colloredo-Mansfeld; Kathryn Takach; Byters; Comcast CitySearch, Inc.; Far West Capital Partners, L.P.; Robert McLean; Morris Ventures; Steven Spielberg; David White; CPQ Holdings, Inc.; Intel Corporation; Bayview Investors, Ltd.; Toronto Star Newspapers Limited; AT&T Venture Fund I, L.P.; AT&T Venture Fund II, L.P.; Bill Gross' idealab!; Alexander Communications, Inc.; The Times Mirror Company; Paul S. Larsen; ServiceMaster Venture Fund L.L.C.; Digital Ink Company and Korn/Ferry International.

    (9) In June 1997, Registrant issued an aggregate 68,274 shares of Series B Preferred Stock at $6.5251 per share as additional consideration for the acquisition of Metro Beat, Inc. Such shares were issued to the following shareholders of MetroBeat, Inc.: Mark Davies and Joshua White.

    (10) In November 1997, Registrant issued and sold an aggregate 4,714,286 shares of Series E Preferred Stock for an aggregate cash consideration of approximately $33.0 million. Such shares of Series E Preferred Stock were issued to the following: USA Networks, Inc.; Comcast CitySearch, Inc.; Far West Capital Partners, LP; Intel Corporation; Endurance Fund; Gary Lauder; The Thomas and Janet Unterman Living Trust dated 12/30/94; East Peak Partners; Margaret L. Taylor; David A. Duffield Trust dated 7/14/88; Orchid & Co.; Digital Ink Company; Global Retail Partners, L.P.; DLJ Diversified Partners, L.P.; GRP Partners, L.P.; Global Retail Partners Funding, Inc.; DLJ First ESC L.P. and Schibsted ASA.

    NationsBanc Montgomery Securities LLC ("NationsBanc") acted as placement agent. As consideration for such services, Registrant paid NationsBanc $1,546,182 in cash and issued a warrant to purchase 94,286 shares of Series E Preferred Stock, which terms and conditions are described in item (11) below.

    (11) In November 1997, as part consideration for services provided as placement agent, Registrant issued to NationsBanc a warrant to purchase 94,286 shares of Series E Preferred Stock. The warrant is exercisable at any time at an exercise price equal to $8.75 per share and any unexercised portion of the warrant is automatically convertible immediately prior to the closing of this offering.

    (12) In May 1998, Registrant issued an sold an aggregate 1,000,000 shares of Series E Preferred Stock for an aggregate cash consideration of approximately $7.0 million. Such shares of Series E Preferred Stock were issued to the following: USA Networks, Inc. and American Express Travel Related Services, Inc.

  The sales of the securities described in Items 15(1) and 15(2) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The sale of the securities described in Items 15(3) through 15(12) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either receive adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS

  (a) Exhibits

  1.1**  Form of Underwriting Agreement.
  2.1    +Agreement and Plan of Reorganization, among Registrant, MS
         Acquisition Corporation, MetroBeat, Inc., Mark Davies and Joshua
         White, dated May 31, 1996.
  3.1**  Restated Certificate of Incorporation, as currently in effect.
  3.2*   Restated Certificate of Incorporation, to be filed prior to the consummation of the offering.
  3.3*   Restated Certificate of Incorporation, to be filed immediately following the consummation of the offering.
  3.4    Bylaws, as currently in effect.
  3.5**  Restated Bylaws, to be effective upon the closing of the offering.
  4.1*   Specimen Common Stock Certificate.
  4.2**  Sixth Amended and Restated Stockholders' Agreement by and among
         Registrant and certain stockholders of the Registrant, dated May 26,
         1998.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation,
         as to the legality of the securities being registered.
 10.1**  Form of Indemnification Agreement for directors and officers.
 10.2*   1996 Stock Plan and form of agreement thereunder.
 10.3*   1998 Employee Stock Purchase Plan.
 10.4*   1998 Director Option Plan.
 10.5    +License Agreement between Registrant and Perly, Inc., dated March 9,
         1996.
 10.6    +Marketing Agreement between Registrant and American Express Travel
         Related Services Company, Inc., dated May 26, 1998.
 10.7**  Employment Agreement between Registrant and Charles Conn, dated May 9,
         1996.
 10.8    +Partnership Agreement between Metroland Printing, Publishing &
         Distributing Ltd. 1217554 Ontario Inc., Registrant and Torstar
         Corporation, dated February 17, 1997.
 10.9    +License and Services Agreement between Registrant and 1217554 Ontario
         Inc., dated February 17, 1997.
 10.10   +Noncompetition Agreement between Registrant, 1217554 Ontario Inc.,
         Torstar Corporation and Metroland Printing, Publishing & Distributing
         Ltd., dated February 17, 1997.
 10.11   +Assignment Agreement between Registrant, 1217554 Ontario Inc., and
         Toronto Star CitySearch, dated February 17, 1997.
 10.12*  Lease Agreement by and between Registrant and West End Land
         Development Co., L.P., dated November 7, 1996.
 10.13*  Standard Form of Lease, Aeriel Center Executive Park, between
         Pizzagalli Investment Company and Registrant, dated May 8, 1996.
 10.14*  Standard Office Lease between Registrant and Sage Realty Corporation, dated May 6, 1997.
 10.15*  Standard Office Lease between Registrant and H. Naito Corporation, dated March 6, 1997.
 10.16*  Standard Office Lease between Registrant and Brazos Austin Centre,
         Ltd., dated August 15, 1996.
 10.17*  Standard Office Lease between Registrant and Judge Building Group, dated September 10, 1996.
 10.18*  Standard Office Lease between Registrant and Sobel Building
         Development, dated May 31, 1996.
 10.19*  Standard Office Lease between Registrant and BPG Pasadena, L.L.C.
         (later assigned to Spieker Properties), dated September 30, 1996.
 10.20   Lease Agreement between Registrant and Secured Properties Investors
         II, L.P., dated May 13, 1998.
 10.21** Amended and Restated Voting Agreement by and among Registrant and certain stockholders of Registrant, dated November 12, 1997.
 10.22   Employment Agreement between Registrant and Thomas Layton, dated July
         2,1997.
 21.1**  Subsidiaries of the Registrant.
 23.1**  Consent of Independent Auditors.
 23.2*   Consent of Counsel (included in Exhibit 5.1).
 24.1**  Power of Attorney.
 27.1**  Financial Data Schedule (available in EDGAR format only).

(b) Schedules
  Schedule II--Valuation and Qualifying Accounts
--------

 * To be filed by amendment.

** Previously filed.
+ Confidential treatment requested.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

  The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PASADENA, STATE OF CALIFORNIA, ON THE 26 DAY OF JUNE, 1998.

                                          CITYSEARCH, INC.

                                                     /s/ Charles Conn
                                          By___________________________________
                                               CHARLES CONN CHIEF EXECUTIVE
                                                          OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED

              SIGNATURE                        TITLE                 DATE

          /s/ Charles Conn             Chief Executive          June 26, 1998
-------------------------------------   Officer and
            CHARLES CONN                Director (Principal
                                        Executive Officer)

         /s/ Bradley Ramberg           Chief Financial          June 26, 1998
-------------------------------------   Officer and Vice
           BRADLEY RAMBERG              President, Finance
                                        and Administration
                                        and Secretary
                                        (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)


                   *                   President, Chief         June 26, 1998
-------------------------------------   Operating Officer,
            THOMAS LAYTON               Treasurer and
                                        Director

              SIGNATURE                         TITLE                DATE


                   *                    Director                June 26, 1998
-------------------------------------
          GERALD BRESLAUER


                                        Director
-------------------------------------
            BARRY DILLER


                   *                    Director                June 26, 1998
-------------------------------------
          JOSEPH GLEBERMAN


                   *                    Director                June 26, 1998
-------------------------------------
            WILLIAM GROSS


                   *                    Director                June 26, 1998
-------------------------------------
            ROBERT KAVNER

                                        Director
-------------------------------------
             ALAN SPOON


                   *                    Director                June 26, 1998
-------------------------------------
            YVES SISTERON


                   *                    Director                June 26, 1998
-------------------------------------
           THOMAS UNTERMAN

          /s/ Charles Conn
By: _________________________________
            CHARLES CONN
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  1.1**      Form of Underwriting Agreement.
  2.1        +Agreement and Plan of Reorganization, among Registrant, MS
             Acquisition Corporation, MetroBeat, Inc., Mark Davies and Joshua
             White, dated May 31, 1996.
  3.1**      Restated Certificate of Incorporation, as currently in effect.
  3.2*       Restated Certificate of Incorporation, to be filed prior to the consummation of the offering.
  3.3*       Restated Certificate of Incorporation, to be filed immediately following the consummation of the offering.
  3.4        Bylaws, as currently in effect.
  3.5**      Restated Bylaws, to be effective upon the closing of the offering.
  4.1*       Specimen Common Stock Certificate.
  4.2**      Sixth Amended and Restated Stockholders' Agreement by and among
             Registrant and certain stockholders of the Registrant, dated May
             26, 1998.
  5.1*       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation, as to the legality of the securities being
             registered.
 10.1**      Form of Indemnification Agreement for directors and officers.
 10.2*       1996 Stock Plan and form of agreement thereunder.
 10.3*       1998 Employee Stock Purchase Plan.
 10.4*       1998 Director Option Plan.
 10.5        +License Agreement between Registrant and Perly, Inc., dated March
             9, 1996.
 10.6        +Marketing Agreement between Registrant and American Express
             Travel Related Services Company, Inc., dated May 26, 1998.
 10.7**      Employment Agreement between Registrant and Charles Conn, dated
             May 9, 1996.
 10.8        +Partnership Agreement between Metroland Printing, Publishing &
             Distributing Ltd. 1217554 Ontario Inc., Registrant and Torstar
             Corporation, dated February 17, 1997.
 10.9        +License and Services Agreement between Registrant and 1217554
             Ontario Inc., dated February 17, 1997.
 10.10       +Noncompetition Agreement between Registrant, 1217554 Ontario
             Inc., Torstar Corporation and Metroland Printing, Publishing &
             Distributing Ltd., dated February 17, 1997.
 10.11       +Assignment Agreement between Registrant, 1217554 Ontario Inc., and Toronto Star CitySearch, dated February 17, 1997.
 10.12*      Lease Agreement by and between Registrant and West End Land
             Development Co., L.P., dated November 7, 1996.
 10.13*      Standard Form of Lease, Aeriel Center Executive Park, between
             Pizzagalli Investment Company and Registrant, dated May 8, 1996.
 10.14*      Standard Office Lease between Registrant and Sage Realty
             Corporation, dated May 6, 1997.
 10.15*      Standard Office Lease between Registrant and H. Naito Corporation, dated March 6, 1997.
 10.16*      Standard Office Lease between Registrant and Brazos Austin Centre,
             Ltd., dated August 15, 1996.
 10.17*      Standard Office Lease between Registrant and Judge Building Group, dated September 10, 1996.
 10.18*      Standard Office Lease between Registrant and Sobel Building
             Development, dated May 31, 1996.
 10.19*      Standard Office Lease between Registrant and BPG Pasadena, L.L.C.
             (later assigned to Spieker Properties), dated September 30, 1996.
 10.20       Lease Agreement between Registrant and Secured Properties
             Investors II, L.P., dated May 13, 1998.
 10.21**     Amended and Restated Voting Agreement by and among Registrant and certain stockholders of Registrant, dated November 12, 1997.
 10.22       Employment Agreement between Registrant and Thomas Layton, dated
             July 2,1997.
 21.1**      Subsidiaries of the Registrant.
 23.1**      Consent of Independent Auditors.
 23.2*       Consent of Counsel (included in Exhibit 5.1).
 24.1**      Power of Attorney.
 27.1**      Financial Data Schedule (available in EDGAR format only).

(b) Schedules

  Schedule II--Valuation and Qualifying Accounts
--------

 * To be filed by amendment.

** Previously filed.

+ Confidential treatment requested.